Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897 or 800.643.7148	512.928.7330

Press Contact:

Bill Douglass

Gotham Communications, LLC

bill@gothamcomm.com

646.504.0890

FOR IMMEDIATE RELEASE

Crossroads Systems’ Board Appoints Rick Coleman as Interim President and Chief Executive Officer

Brings Decades of Experience in Leading Technology Company Startups and Turnarounds

AUSTIN, Texas – May 8, 2013 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, announced today that the Board of Directors has appointed Richard K. “Rick” Coleman, Jr. currently a company director, as interim president and chief executive officer, effective immediately, until the selection process for a permanent president and CEO is complete. Mr. Coleman replaces Robert C. Sims, former president and CEO, who has left the company.

“We would like to thank Rob for his dedication and contributions to the company over the years,” commented Jeffrey Eberwein, Chairman-elect of Crossroads Systems’ board of directors. “We appreciate all his efforts and wish him every success in his future endeavors.”

“The board is excited to be working with Rick Coleman to build on the company’s momentum at a time of tremendous opportunity,” Mr. Eberwein continued. “Having led a number of successful technology company startups and turnarounds, Rick is the ideal person to take on the interim CEO role at this point in the company’s development, to drive it forward and at the same time work closely with the board and the appropriate outside advisors in the selection process for a permanent new president and CEO. Moreover, recognizing the tremendous opportunities that lie before us, the board of directors has also committed to making significant enhancements to the company's technical advisory board. The addition of industry experts will help us strengthen our product messaging and ensure we have a product evolution plan aligned with market and customer needs.”

Mr. Coleman has a background as a private investor and business advisor. His company, Rocky Mountain Venture Services (RMVS), has helped technology companies plan and launch new business ventures and restructuring initiatives since 1998. He has served in a variety of senior operational roles, including CEO of Vroom Technologies, COO of MetroNet Communications, and President of US West Long Distance, and led Sprint Communications’ Technology Management Division. He has served as an Adjunct Professor for Regis University's Graduate management program and is a guest lecturer for Denver University, focusing on leadership and ethics. Mr. Coleman holds a B.S. Degree from the United States Air Force Academy, an M.B.A. from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School.

“Crossroads Systems has a great history, an extremely talented team of employees, and a tremendous reputation,” Mr. Coleman said. “The company’s Strong Box® has the potential to be the most innovative data archive solution in the industry. I also want to thank Rob for his steadfast leadership, and wish him the best.”

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads holds more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, uncertainties relating to product development and commercialization, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, technological change in its industry, market acceptance of its products and services, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

©2013 Crossroads Systems, Inc. Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

###